Exhibit 99.2

CONSENT OF DEUTSCHE BANK SECURITIES INC.

March 2, 2014

Board of Directors

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Re: Initially Filed Registration Statement on Form S-4 of Martin Marietta Materials, Inc.

Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated January 27, 2014 to the Board of Directors of Martin Marietta Materials, Inc. (“Martin Marietta”) as Annex C to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of Martin Marietta (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “Summary – Opinions of Martin Marietta’s Financial Advisors”, “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement – Background of the Merger”, “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement – Martin Marietta’s Reasons for the Merger; Recommendation of the Martin Marietta Board of Directors” and “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement – Opinion of Martin Marietta’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.